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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
VIACOM INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 15, 2002

Dear Stockholder:

        You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Viacom Inc., which will be held at the Equitable Center, 787 Seventh Avenue (at 51st Street), New York, New York, at 10:00 a.m. on Wednesday, May 22, 2002. Holders of Class A Common Stock are being asked to vote on the matters listed on the enclosed Notice of 2002 Annual Meeting of Stockholders.

        National Amusements, Inc., which beneficially owns approximately 68% of the Class A Common Stock, has advised the Company that it intends to vote its shares of Class A Common Stock for each of these matters. Therefore, approval is assured.

        If you hold shares of Class A Common Stock, we urge you to mark, sign and return the enclosed proxy card promptly, even if you anticipate attending in person, to ensure that your shares of Class A Common Stock will be represented at the Annual Meeting. If you do attend, you will, of course, be entitled to vote your shares in person.

        Alternatively, if you hold registered shares of Class A Common Stock, you may vote by telephone or electronically online through the Internet by following the instructions included with the enclosed proxy card. If your shares are held in a brokerage account, you may be able to vote by telephone or electronically. Please go to www.icsdelivery.com/viacom and follow the directions under "Beneficial Stockholders" or call your broker to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 11:59 p.m. Eastern Standard Time on May 21, 2002.

        If you plan to attend the Annual Meeting and hold registered shares of Class A Common Stock, you will need to mark the appropriate box on the enclosed proxy card, or so indicate if you vote by telephone or electronically, and an admission ticket will be sent to you. If you hold registered shares of Class B Common Stock or you hold shares of Class A or Class B Common Stock in a brokerage account and you plan to attend the Annual Meeting, you will need to obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage firm account statement, for shares held in a brokerage account to the Manager, Shareholder Relations, Viacom Inc., 1515 Broadway, 52nd Floor, New York, New York 10036-5794.

        Thank you, and I look forward to seeing you at the Annual Meeting.

                      Sincerely,

                      SUMNER M. REDSTONE
                       Chairman of the Board and
                      Chief Executive Officer

VIACOM INC.

NOTICE OF 2002 ANNUAL MEETING
AND PROXY STATEMENT

To Viacom Inc. Stockholders:

        The Annual Meeting of Stockholders of Viacom Inc. (the "Company") will be held at the Equitable Center, 787 Seventh Avenue (at 51st Street), New York, New York at 10:00 a.m. on Wednesday, May 22, 2002. The principal business of the meeting will be consideration of the following matters:

  1.
  The election of 18 directors;

  2.
  The ratification of the appointment of PricewaterhouseCoopers LLP to serve as independent accountants for fiscal 2002; and

  3.
  Such other business as may properly come before the Annual Meeting or any adjournment thereof.

        The close of business on April 1, 2002 has been fixed as the record date for determining the holders of shares of the Company's Class A Common Stock entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours at the Company's corporate headquarters located at 1515 Broadway, New York, New York 10036-5794.

                      By order of the Board of Directors,

                      MICHAEL D. FRICKLAS
                       Secretary

April 15, 2002

PROXY STATEMENT

        A Proxy is being solicited by the Board of Directors of Viacom Inc. (the "Company" or "Viacom") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 22, 2002. Holders of shares of the Company's Class A Common Stock, $0.01 par value ("Class A Common Stock"), on the books of the Company at the close of business on April 1, 2002 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of March 31, 2002, the Company had outstanding 137,368,188 shares of Class A Common Stock, each of such shares being entitled to one vote, and 1,628,877,117 shares of non-voting Class B Common Stock, $0.01 par value ("Class B Common Stock" and, together with the Class A Common Stock, "Common Stock").

        A Proxy may be revoked at any time prior to being voted by written notice to the Secretary of the Company, by submission (including telephonic or electronic submission) of a Proxy bearing a later date or by voting in person at the meeting. Each valid and timely Proxy not revoked will be voted at the Annual Meeting in accordance with the instructions thereon or if no instructions are specified thereon, then the Proxy will be voted as recommended by the Board of Directors. The affirmative vote of the holders of a majority of the shares of Class A Common Stock present in person or represented by proxy and entitled to vote is required for the election of directors and the appointment of the independent accountants. A broker non-vote with respect to the election of directors or the appointment of the accountants will have no effect on such matters. An abstention with respect to the election of directors or the appointment of the accountants will have the effect of a vote against such matter.

        A Proxy for shares of Class A Common Stock held in the Company's or Blockbuster Inc.'s 401(k) plan may be revoked at any time prior to being voted by written notice to the Trustee of the respective plan or by submission (including telephonic or electronic submission) of a Proxy bearing a later date. Proxies for shares of Class A Common Stock held in the Company's or Blockbuster Inc.'s 401(k) plan that have not been voted will be voted in the same proportion as shares held in the respective plan that have been voted.

        As of March 31, 2002, National Amusements, Inc. ("National Amusements") beneficially owned approximately 68% of the Class A Common Stock and approximately 11% of the outstanding Class A Common Stock and Class B Common Stock on a combined basis. Sumner M. Redstone, the controlling stockholder of National Amusements, is Chairman of the Board and Chief Executive Officer of the Company.

        National Amusements has advised the Company that it intends to vote all of its shares of Class A Common Stock in favor of the election of the 18 nominated directors and the appointment of PricewaterhouseCoopers LLP. Such action by National Amusements will be sufficient to elect such directors and ratify the appointment of the independent accountants without any action on the part of any other holder of Class A Common Stock.

        The complete mailing address of the principal executive offices of the Company is 1515 Broadway, New York, New York 10036-5794. The Company intends to commence its distribution of the Proxy Statement and the Proxy on or about April 15, 2002.

ELECTION OF DIRECTORS

        The election of 18 directors of the Company is proposed, each to hold office, in accordance with the Company's Restated Certificate of Incorporation and By-Laws, for one year and until his or her successor is elected and qualified. The persons named in the enclosed or attached Proxy will vote the shares of Class A Common Stock covered by such Proxy for the election of the nominees set forth below, unless instructed to the contrary. Each nominee is now a member of the Board of Directors of the Company. If, for any reason, any of said nominees becomes unavailable for election, the holders of the Proxies may exercise discretion to vote for substitutes proposed by the Board. Management has no reason to believe that the persons named will be unable to serve if elected or will decline to do so.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

        Set forth below is certain information concerning each nominee for director of the Company. All of the nominees are currently directors of the Company.

Nominee for Director*	Company Offices and Principal Occupation**
George S. Abrams Age 70 Director since 1987	Attorney associated with the law firm of Winer and Abrams in Boston, Massachusetts since 1969. Mr. Abrams served as the General Counsel and Staff Director of the United States Senate Judiciary Subcommittee on Refugees from 1965 through 1968. He is currently a member of the Boards of Trustees and Visiting Committees of a number of art museums, arts-related organizations and educational institutions, including the Museum of Fine Arts in Boston, the Harvard University Art Museums and The European Fine Arts Foundation. Mr. Abrams is a director of National Amusements and Sonesta International Hotels Corporation.
David R. Andelman Age 62 Director since December 2000
Attorney associated with the law firm of Lourie & Cutler, P.C. in Boston, Massachusetts since 1964. Mr. Andelman serves as a director and treasurer of Lourie & Cutler, P.C. He is a director of Downeast Food Distributors, Inc., Louisiana Marine Transport, Inc. and National Amusements.
George H. Conrades Age 63 Director since May 2000
Chairman and Chief Executive Officer of Akamai Technologies, Inc. since April 1999 and partner with Polaris Venture Partners since August 1998. Mr. Conrades served as Executive Vice President of GTE Corporation ("GTE") and President of GTE Internetworking from 1997 to 1998. Prior to the acquisition of BBN Corporation by GTE in 1997, he served as President and Chief Executive Officer of BBN Corporation from 1994 to 1997 and was appointed Chairman of the Board in 1995. In 1992, Mr. Conrades retired from International Business Machines as Senior Vice President and as a member of the Corporate Management Board, after serving in various management positions since 1961. He is a trustee of The Scripps Research Institute and Ohio Wesleyan University. Mr. Conrades is a director of Cardinal Health, Inc. and was a director of CBS Corporation until the merger of CBS Corporation with the Company in May 2000 (the "CBS Merger") and a director of Infinity Broadcasting Corporation ("Infinity") until the merger of Infinity with the Company in February 2001 (the "Infinity Merger").

Philippe P. Dauman Age 48 Director since 1987
Co-Chairman and Chief Executive Officer of DND Capital Partners, L.L.C., a private equity firm, since May 2000. Mr. Dauman served as Deputy Chairman of the Company from 1996 until May 2000 and Executive Vice President from 1994 until May 2000. From 1993 to 1998, Mr. Dauman also served as General Counsel and Secretary of the Company. Prior to that, he was a partner in the law firm of Shearman & Sterling in New York, which he joined in 1978. He is currently a trustee of The Museum of the City of New York and a member of the Dean's Council of Columbia Law School. Mr. Dauman is a director of Blockbuster Inc. ("Blockbuster"), Genuity Inc., Lafarge Corporation and National Amusements.
William H. Gray III Age 60 Director since May 2000
President and Chief Executive Officer of The College Fund/UNCF since 1991. From 1979 to 1991, Mr. Gray served as a member of the United States House of Representatives, Chairman of the Budget Committee and House Majority Whip. He is a director of Dell Corporation, Electronic Data Systems Corporation, Ezgov.com, J. P. Morgan Chase & Co., MBIA Inc., Pfizer Inc., Prudential Financial Company, Rockwell International Corporation and Visteon Corporation. Mr. Gray was a director of CBS Corporation until the CBS Merger.
Mel Karmazin Age 58 Director since May 2000
President and Chief Operating Officer of the Company since May 2000. Mr. Karmazin served as President and Chief Executive Officer of CBS Corporation from January 1999 until the CBS Merger. He was President and Chief Operating Officer of CBS Corporation from April 1998 through December 1998. Mr. Karmazin joined CBS Corporation in December 1996 as Chairman and Chief Executive Officer of CBS Radio and served as Chairman and Chief Executive Officer of the CBS Station Group (Radio and Television) from May 1997 to April 1998. Prior to joining CBS Corporation, Mr. Karmazin served as President and Chief Executive Officer of Infinity from 1981 until its acquisition by CBS Corporation in December 1996. Mr. Karmazin served as Chairman, President and Chief Executive Officer of Infinity from December 1998 until the Infinity Merger. Mr. Karmazin is Vice Chairman of the Board of Trustees for The Museum of Television and Radio and is a director of Blockbuster, the New York Stock Exchange, Inc. ("NYSE") and Westwood One, Inc. Mr. Karmazin was a director of CBS Corporation until the CBS Merger and was a director of Infinity until the Infinity Merger.

Jan Leschly Age 61 Director since May 2000
Chairman and Chief Executive Officer of Care Capital L.L.C., a private equity firm, since May 2000. Mr. Leschly served as the Chief Executive Officer of SmithKline Beecham Corp. from 1994 until April 2000. He served as Chairman of SmithKline Beecham's Worldwide Pharmaceutical business from 1990 to 1994 and has been a director of SmithKline Beecham Corp. since 1990. Prior to that, Mr. Leschly was President and Chief Operating Officer of Squibb Corporation. Before joining Squibb Corporation in 1979, he served as Executive Vice President and President of the Pharmaceutical Division of Novo-Nordisk for eight years. Mr. Leschly serves on The International Advisory Board of DaimlerChrysler and is a member of the Business Council and Chairman of the International Tennis Hall of Fame. He is a director of the American Express Co. and The Maersk Group and was a director of CBS Corporation until the CBS Merger.
David T. McLaughlin Age 70 Director since May 2000
Chairman of the Board of Orion Safety Products (formerly Standard Fusee Corporation) since 1988 and Chief Executive Officer from 1988 to December 31, 2000. Mr. McLaughlin served as Chairman of The Aspen Institute from 1987 to 1988 and was appointed President and Chief Executive Officer in 1988, a position he held until 1997. Upon his retirement from The Aspen Institute in 1997, he was named president emeritus. Mr. McLaughlin was President of Dartmouth College from 1981 to 1987. He served as Chairman and Chief Executive Officer of Toro Company from 1977 to 1981, after serving in various management positions at Toro Company since 1970. Mr. McLaughlin became Chairman of the Board of CBS Corporation in January 1999 and served as a director of CBS Corporation from 1979 until the CBS Merger. He served as a director of Infinity until the Infinity Merger. Mr. McLaughlin is Chairman of the American Red Cross and non-executive Chairman for the Board of PartnerRe Ltd.
Ken Miller Age 59 Director since 1987
Independent financial advisor since January 2002. Mr. Miller served as Vice Chairman of Credit Suisse First Boston Corporation from 1994 to July 2001 and thereafter as Senior Advisor to Credit Suisse through December 2001. He served as President, Chief Executive Officer of The Lodestar Group, an investment firm, from 1988 to 1994. Prior to that, he was Vice Chairman of Merrill Lynch Capital Markets. Mr. Miller is a director of Global Kids, the New York City Investment Partnership, Refugees International and the United Nations Association.

Leslie Moonves Age 52 Director since May 2000
President and Chief Executive Officer of CBS since 1998, with responsibility for UPN since January 2002. He joined CBS Corporation as President, CBS Entertainment in 1995. Prior to that, Mr. Moonves was President of Warner Bros. Television from 1993 when Warner Bros. and Lorimar Television combined operations. From 1989 to 1993, he was President of Lorimar Television. Mr. Moonves is a member of the Board of Directors of the NCAA Foundation, the Academy of Television Arts and Sciences Foundation and the Los Angeles Free Clinic. He serves on the Executive Board of the UCLA Medical Center, and is a trustee of the National Council for Families and Television and the American Film Institute. Mr. Moonves was a director of CBS Corporation until the CBS Merger.
Brent D. Redstone Age 51 Director since 1991
Director of National Amusements. Mr. Redstone served as Special Counsel to the law firm of Davis, Graham and Stubbs, L.L.P. in Denver, Colorado from July 1998 to January 2000. He previously served as a member of the Board of Directors of the American Prosecutors Research Institute, located in Alexandria, Virginia. Mr. Redstone served as Assistant District Attorney for Suffolk County, Massachusetts from 1977 to 1991.
Shari Redstone Age 48 Director since 1994
President of National Amusements since January 2000. Prior to that, Ms. Redstone served as Executive Vice President of National Amusements since 1994. She practiced law from 1978 to 1993; her practice included corporate law, estate planning and criminal law. Ms. Redstone participated on the Executive Committee at the Boston University School of Law in the early 1980's. Ms. Redstone is a member of the Board of Directors and Executive Committee for the National Association of Theatre Owners, Chairman and Chief Executive Officer of MovieTickets.com, Inc., Chairman and Chief Executive Officer of CineBridge Ventures, Inc., a member of the Board of Trustees at Dana Farber Cancer Institute and a member of the Board of Directors at Combined Jewish Philanthropies. She is also on the Board of Directors of the John F. Kennedy Library Foundation, a member of the Board of Overseers at Brandeis University and was formerly a member of the Board of Trustees at Tufts University. Ms. Redstone is a director of National Amusements.

Sumner M. Redstone Age 78 Director since 1986
Chairman of the Board of the Company since 1987 and Chief Executive Officer since 1996. Mr. Redstone has served as Chairman of the Board of National Amusements since 1986 and Chief Executive Officer of National Amusements since 1967. He also served as President of National Amusements from 1967 through 1999. He is a member of the Advisory Council for the Academy of Television Arts and Sciences Foundation and is on the Board of Trustees for The Museum of Television and Radio. Mr. Redstone served as the first Chairman of the Board of the National Association of Theatre Owners and is currently a member of its Executive Committee. Since 1982, Mr. Redstone has been a member of the faculty of Boston University Law School, where he has lectured on entertainment law, and since 1994, he has been a Visiting Professor at Brandeis University. He has also been a frequent lecturer at colleges, including Harvard Law School. Mr. Redstone graduated from Harvard University in 1944 and received a LL.B. from Harvard University School of Law in 1947. Upon graduation, Mr. Redstone served as Law Secretary with the United States Court of Appeals, and then as a Special Assistant to the United States Attorney General. He served as a director of Infinity until the Infinity Merger. Mr. Redstone is a director of Blockbuster.
Frederic V. Salerno Age 58 Director since 1994
Vice Chairman and Chief Financial Officer of Verizon Communications Inc. ("Verizon"), formerly Bell Atlantic Corporation ("Bell Atlantic"), since June 2000. Prior to that, Mr. Salerno served as Senior Executive Vice President and Chief Financial Officer/Strategy and Business Development of Bell Atlantic since August 1997. Prior to the merger of Bell Atlantic and NYNEX Corporation ("NYNEX"), he served as Vice Chairman—Finance and Business Development of NYNEX from 1994 to 1997. Mr. Salerno was Vice Chairman of the Board of NYNEX and President of the NYNEX Worldwide Services Group from 1991 to 1994. He is a director of Avnet Inc. and The Bear Stearns Companies, Inc.
William Schwartz Age 68 Director since 1987
Counsel to Cadwalader, Wickersham & Taft since 1988. Mr. Schwartz also served as Vice President for Academic Affairs (the chief academic officer) of Yeshiva University from 1993 to July 1998 and has been University Professor of Law at Yeshiva University and the Cardozo School of Law since 1991. He was Dean of the Boston University School of Law from 1980 to 1988 and a professor of law at Boston University from 1955 to 1991. Mr. Schwartz was Chairman of the Board of UST Corporation and is a member of the Advisory Board of WCI Steel, Inc. He is an honorary member of the National College of Probate Judges. He served as Chairman of the Boston Mayor's Special Commission on Police Procedures and was formerly a member of the Legal Advisory Board of the NYSE.

Ivan Seidenberg Age 55 Director since 1995
President and Chief Executive Officer of Verizon (formerly Bell Atlantic) since April 1, 2002. Mr. Seidenberg served as President and Co-Chief Executive Officer of Verizon from June 2000 until April 2002. Prior to that, Mr. Seidenberg served as Chairman of the Board of Bell Atlantic since December 1998 and Chief Executive Officer since June 1998. Mr. Seidenberg served as Vice Chairman, President and Chief Operating Officer of Bell Atlantic from 1997 to 1998. Prior to the merger of Bell Atlantic and NYNEX, he served as Chairman and Chief Executive Officer of NYNEX since 1995 and before that as President and Chief Executive Officer of NYNEX from January 1995 to March 1995. Previously, he served as President and Chief Operating Officer of NYNEX during 1994 and as Vice Chairman of NYNEX from 1991 to 1995. Mr. Seidenberg became a director of NYNEX in 1991. He is a director of Boston Properties, Inc., CVS Corporation, Honeywell International Inc., Verizon and Wyeth.
Patty Stonesifer Age 45 Director since May 2000
Co-Chair and President of the Bill and Melinda Gates Foundation (the "Foundation") since 1999. From 1997 to 1999, Ms. Stonesifer served as Chairwoman and President of the Gates Learning Foundation until it combined with the William H. Gates Foundation to form the Foundation. Prior to that, Ms. Stonesifer ran her own management consulting firm from 1996 to 1997. From 1988 to 1996, she held various senior management positions at Microsoft Corporation including Senior Vice President, Interactive Media Division, and Senior Vice President, Consumer Division. Ms. Stonesifer is a director of Amazon.com and she was a director of CBS Corporation until the CBS Merger.
Robert D. Walter Age 56 Director since May 2000
Founder, Chairman and Chief Executive Officer of Cardinal Health, Inc. since 1971. He is a member of the Boards of Trustees of Battelle Memorial Institute and Ohio University. Mr. Walter is a director of Bank One Corporation and was a director of CBS Corporation until the CBS Merger and a director of Infinity until the Infinity Merger.

*
Brent Redstone is the son of Sumner Redstone, and Shari Redstone is Sumner Redstone's daughter. None of the other nominees for director is related to any other director or executive officer of the Company by blood, marriage or adoption.

**
National Amusements and Blockbuster are affiliates of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Set forth below, as of January 31, 2002, except as otherwise noted, is certain information concerning beneficial ownership of each equity security of the Company and Blockbuster by (i) each director of the Company, (ii) each of the current or former executive officers whose individual compensation is disclosed in the tables that appear on subsequent pages, and (iii) current directors and executive officers of the Company as a group. Also set forth below, as of January 31, 2002, except as otherwise noted, is certain information concerning beneficial ownership by holders of 5% or more of the Class A Common Stock.

Beneficial Ownership of Equity Securities
Name	Title of Equity Security	Number of Equity Shares		Option Shares(1)	Percent of Class
George S. Abrams	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	16,467 17,212 — —	(2) (2)	— 54,000 — —	— (16 — —)
David R. Andelman	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	873 882 — —	(2) (2)	— 13,000 — —	(16 (16 — —	) )
Richard J. Bressler*	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	— — — —		— 250,000 — —	— (16 — —)
George H. Conrades	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	1,301 41,833 — —	(2) (2)(3)(4)	— 32,654 — —	(16 (16 — —	) )
Philippe P. Dauman	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	2,121 17,561 8,950 —	(5) (5) (6)	— 2,336,000 — —	(16 (16 (16 —	) ) )
Michael D. Fricklas	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	46 1,074 — —	(5) (5)	— 199,583 — —	(16 (16 — —	) )
William H. Gray III	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	— 13,181 — —	(3)(4)	— 27,319 — —	— (16 — —)
Mel Karmazin	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	— 3,975,324 — —	(5)(7)	— 6,016,767 — —	— (16 — —)
Jan Leschly	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	1,360 44,773 — —	(2) (2)	— 20,412 — —	(16 (16 — —	) )

David T. McLaughlin	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	9,500 30,061 — —	(3)(4)	— 55,733 — —		(16 (16 — —	) )
Ken Miller	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	15,001 22,298 — —	(2) (2)	— 44,000 — —		(16 (16 — —	) )
Leslie Moonves	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	— 41,394 — —	(5)(8)	— 2,506,524 — —		— (16 — —)
National Amusements, Inc. 200 Elm Street Dedham, MA 02026	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	93,658,828 104,334,828 144,000,000 144,000,000	(9) (9) (10) (10)	— — — —		68.2 6.4 81.4 100.0	% % % %
Brent D. Redstone	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	— — — —	(11) (11) (11) (11)	— — — —		— — — —
Shari Redstone	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	— — — —	(11) (11) (11) (11)	— — — —		— — — —
Sumner M. Redstone	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	93,658,988 104,334,988 144,000,000 144,000,000	(9) (9) (10) (10)	— 3,916,666 — —		68.2 6.7 81.4 100.0	% % % %
Fredric G. Reynolds**	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	— 95,768 — —	(12)	— 368,740 — —		— (16 — —)
William A. Roskin	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	565 2,144 2,500 —	(5) (5)	— 342,583 — —		(16 (16 (16 —	) ) )
Frederic V. Salerno	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	2,957 12,973 — —	(2) (2)	— 34,000 — —	(13)	(16 (16 — —	) )

William Schwartz	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	16,164 16,451 — —	(2) (2)	— 54,000 — —		(16 (16 — —	) )
Ivan Seidenberg	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	2,755 2,771 — —	(2) (2)	— 31,000 — —	(13)	(16 (16 — —	) )
Patty Stonesifer	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	1,527 6,904 — —	(2) (2)	— 16,905 — —		(16 (16 — —	) )
Robert D. Walter	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	1,275 80,239 — —	(2) (2)(3)(4)	— 27,522 — —		(16 (16 — —	) )
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	Viacom Class A Common	9,001,800	(14)	—		6.6%
Mario J. Gabelli Gabelli Asset Management Inc. One Corporate Center Rye, NY 10580-1434	Viacom Class A Common	10,452,891	(15)	—		7.6%
Current directors and executive officers as a group other than Mr. Sumner Redstone (25 persons)	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	72,657 4,333,792 11,650 —	(2)(5) (2-8)(12) (6)	— 12,399,679 — —		(16 1.0 (16 —	) % )

*
Mr. Bressler joined the Company in March 2001 and became Senior Executive Vice President and Chief Financial Officer of the Company on May 1, 2001.

**
Mr. Reynolds served as Executive Vice President and Chief Financial Officer of the Company until May 1, 2001 and thereafter as President of the Viacom Television Stations Group.

NOTES:

(1)
Reflects shares subject to options to purchase such shares which on January 31, 2002 were unexercised but were exercisable within a period of 60 days from that date. These shares are excluded from the column headed "Number of Equity Shares".

(2)
Includes Viacom Class A Common Stock units and Class B Common Stock units credited as of January 1, 2002 to Messrs. Abrams, Andelman, Conrades, Leschly, Miller, Salerno, Schwartz, Seidenberg and Walter and Ms. Stonesifer pursuant to the Deferred Compensation Plan described below under which their directors' fees are converted into stock units.

(3)
Includes Viacom Class B Common Stock equivalents credited to Messrs. Conrades, Gray, McLaughlin and Walter pursuant to the CBS Deferred Compensation and Stock Plan for Directors.

(4)
Includes Viacom Class B Common Stock credited to Messrs. Conrades, Gray, McLaughlin and Walter pursuant to the CBS Deferred Compensation and Stock Plan for Directors.

(5)
Includes shares held through the Viacom 401(k) Plan as of December 31, 2001.

(6)
Includes 5,000 shares held by a 501(c)(3) family foundation of which Mr. Dauman and his spouse are trustees and share voting and investment power.

(7)
Includes (i) 2,175,338 shares as to which Mr. Karmazin has sole voting power but no investment power; (ii) 271,546 shares held by his spouse; and (iii) 81,227 shares held by the Karmazin Foundation and 521,926 shares held by the Karmazin Charitable Lead Annuity Trusts I and II, as to each of which Mr. Karmazin disclaims beneficial ownership, except, in the case of the Trusts, to the extent of his pecuniary interest.

(8)
Includes 558 shares for which Mr. Moonves disclaims beneficial ownership.

(9)
Except for 160 shares of each class of Common Stock owned directly by Mr. Redstone, all shares are owned beneficially by National Amusements. Mr. Redstone is the beneficial owner of the controlling interest in National Amusements and, accordingly, beneficially owns all such shares.

(10)
The shares of Blockbuster Class B Common Stock are owned beneficially by the Company. Mr. Redstone is the beneficial owner of the controlling interest in the Company and, accordingly, beneficially owns all such shares. Each share of Blockbuster Class B Common Stock is convertible at the option of the holder thereof into one share of Blockbuster Class A Common Stock. As a result, National Amusements and Mr. Redstone are also deemed to beneficially own 144,000,000 shares of Blockbuster Class A Common Stock.

(11)
Brent Redstone and Shari Redstone are stockholders of National Amusements and, accordingly, each has a significant indirect beneficial interest in the Company shares owned by National Amusements and the Blockbuster shares owned by the Company.

(12)
Includes 24,640 shares held by the LAJADESH Foundation, as to which Mr. Reynolds has shared voting and investment power and as to which he disclaims beneficial ownership.

(13)
Consists of options for 25,000 shares held by Mr. Salerno and options for 22,000 shares held by Mr. Seidenberg, for the benefit of Verizon, as successor to Bell Atlantic, since these options were granted while they represented Bell Atlantic (and previously NYNEX) which held Viacom Preferred Stock and options for 9,000 shares held by each of Messrs. Salerno and Seidenberg, individually, since these options were awarded to these directors after the Viacom Preferred Stock was redeemed at the end of 1998.

(14)
Capital Research and Management Company, an investment advisor, filed with the Securities and Exchange Commission (the "Commission") Amendment No. 3 to their Statement on Schedule 13G (the "Capital Statement"), dated February 11, 2002, reporting beneficial ownership as of December 31, 2001 of 9,001,800 shares of Viacom Class A Common Stock, representing approximately 6.6% of the outstanding shares of such class. The Capital Statement reported that the shares are generally held for investment and that Capital Research and Management Company has sole investment power but does not have voting power over such shares.

(15)
Mario J. Gabelli and various entities, including investment companies, which he directly or indirectly controls or for which he acts as chief investment officer, filed with the Commission Amendment No. 6 to their Statement on Schedule 13D (the "Gabelli Statement"), dated July 9, 2001, reporting an aggregate beneficial ownership of 10,452,891 shares of Class A Common Stock, representing approximately 7.6% of the outstanding shares of such class. The Gabelli Statement reported that the shares are generally held for investment and that the entities reporting beneficial ownership generally have sole investment and voting power over such shares.

(16)
Less than 1%.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        During 2001, the Board of Directors held six (6) meetings.

        Set forth below is certain information concerning the standing committees of the Board of Directors.

Board Committees

Committee	Members of Committee	Number of Meetings During 2001
Audit Committee	Messrs. Conrades, Miller, Salerno*, Schwartz, Seidenberg and Walter and Ms. Stonesifer	5
Compensation Committee	Messrs. Gray, Leschly, Salerno, Schwartz* and Seidenberg and Ms. Stonesifer	6
Governance and Nominations Committee	Messrs. Abrams*, Andelman, Gray, Dauman, Karmazin, Leschly, McLaughlin, Miller and Sumner Redstone	0
Officers Nominating Committee	Mr. Karmazin	Not Applicable

*
Chairman

        The functions of the Audit Committee include considering the appointment of the independent accountants for the Company, reviewing with the auditors the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with senior management of the Company, the Company's accounting officers, its internal auditors and its independent accountants with respect to these matters. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Board has adopted a written charter for the Audit Committee which is reviewed by the Audit Committee once each year. The Board has determined that all of the members of the Audit Committee are "independent" as defined by the rules of the NYSE.

        The functions of the Compensation Committee include reviewing the Company's general compensation strategy and reviewing and approving executive compensation (except with respect to matters entrusted to the Officers Nominating Committee as described below). The Committee administers the Company's annual bonus compensation plan, long-term compensation plans, stock option plans and individual stock option grants, as well as its benefit plans. In addition, the Committee administers the bonus plan (the "Senior Executive STIP") for executives subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), determining the executive officers who participate in the plan, establishing performance targets and determining specific bonuses for the participants. The Compensation Committee does not have the power to approve the annual compensation of any talent, as that term is commonly used in the media or entertainment industries, or of any executive whose annual cash compensation, measured as salary plus target bonus, is less than $1 million. These powers are delegated to the Officers Nominating Committee.

        During the three year period following the CBS Merger, the Officers Nominating Committee has the power, subject to the powers of the Compensation Committee, to hire, elect, terminate, change positions, allocate responsibilities and determine non-equity compensation of officers and employees, other than the Chairman, the Chief Executive Officer and Chief Operating Officer. The Officers Nominating Committee does not, however, have the power to fill the position of Chief Financial Officer, Controller or General Counsel without approval by a majority of the Board of Directors, although the Officers Nominating Committee has the power to terminate the employment of the persons holding those positions. Any action taken by the Officers Nominating Committee may be overturned by a vote of at least 14 directors.

        The functions of the Governance and Nominations Committee include addressing nominations to the Board and corporate governance issues. The Governance and Nominations Committee will consider nominees recommended by the stockholders of the Company; recommendations should be submitted to the Company, to the attention of Michael D. Fricklas, Secretary.

DIRECTORS' COMPENSATION

        Directors of the Company who are not officers or employees of the Company or National Amusements or members of their immediate family ("Outside Directors") are entitled to receive the directors' fees and are eligible to participate in the Company's stock option plans described below. Messrs. Abrams, Andelman, Conrades, Dauman, Gray, Leschly, McLaughlin, Miller, Salerno, Schwartz, Seidenberg and Walter and Ms. Stonesifer were Outside Directors for the entire 2001 calendar year.

        Directors' Fees.    Outside Directors received the following fees for 2001: (i) a quarterly retainer of $12,500 for 2001; (ii) a per meeting attendance fee of $1,500 for each Board meeting; (iii) a per meeting attendance fee of $1,500 for each meeting of the Audit Committee and of the Compensation Committee; and (iv) a $7,500 annual retainer fee for the Chairman of the Audit Committee (currently Mr. Salerno), for the Chairman of the Compensation Committee (currently Mr. Schwartz) and for the Chairman of the Governance and Nominations Committee (currently Mr. Abrams).

        Deferred Compensation Plan.    Messrs. Abrams, Andelman, Conrades, Leschly, Miller, Salerno, Schwartz, Seidenberg and Walter and Ms. Stonesifer have deferred payment of their retainer and attendance fees, pursuant to the Company's unfunded Deferred Compensation Plan; these amounts are deemed invested in the number of stock units equal to the number of shares of Common Stock such amounts would have purchased when deferred. Payment will be made in a lump sum or in three or five annual installments starting seven months after their retirement, with the value of the stock units determined by reference to the fair market values of the Class A Common Stock and Class B Common Stock at the time of retirement and, in the case of installment payments, credited with interest. For 2001, the stock unit accounts of Messrs. Abrams, Andelman, Conrades, Leschly, Miller, Salerno, Schwartz, Seidenberg and Walter and Ms. Stonesifer were credited with 795; 674; 787; 800; 786; 980; 992; 909; 738 and 880 Class A Common Stock units and 806; 682; 796; 808; 795; 992; 1,004; 921; 749 and 892 Class B Common Stock units, respectively.

        Outside Directors' Stock Option Grants.    Each Outside Director receives an annual grant of stock options to purchase 3,000 shares of Class B Common Stock. Each Outside Director also received a grant of non-qualified stock options to purchase 10,000 shares of Class B Common Stock when such person became an Outside Director or when the program was established in May 1993 for Outside Directors elected before that date. Each Outside Director who had served as an Outside Director since 1989 also received a one-time grant in November 1994 of stock options to purchase 20,000 shares of Class B Common Stock. The per share exercise price of each grant has been the closing price of a share of Class B Common Stock on the American Stock Exchange or the NYSE on the date of grant. On January 31, 2001, Messrs. Abrams, Andelman, Conrades, Dauman, Gray, Leschly, McLaughlin, Miller, Salerno, Schwartz, Seidenberg and Walter and Ms. Stonesifer each received an annual grant to purchase 3,000 shares of Class B Common Stock, with a per share exercise price of $55.20 (the closing price of a share of Class B Common Stock on the NYSE on the date of grant).

        Retirement Income Plan.    Outside Directors appointed or elected before January 1, 1999 were eligible to participate in the unfunded, non-qualified Retirement Income Plan established in 1989. Pursuant to this plan, such Outside Directors will receive annual payments commencing on such director's retirement equal to 100% of the amount of the annual Board retainer at the time of such retirement (not including meeting attendance fees or the annual retainer for serving as Chairman of the Audit, Compensation or Governance and Nominations Committee). The Plan provides that such director or his estate will receive such annual payments for the number of years of such director's service on the Board.

AUDIT COMMITTEE

Report of the Audit Committee

        The Audit Committee assists the Board of Directors of the Company in overseeing and monitoring the Company's financial reporting practices and systems of internal controls, including the Company's internal auditing program. As part of this process, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the Company's audited consolidated financial statements for the year ended December 31, 2001. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and reviewed significant accounting issues with the Audit Committee. The Audit Committee also monitored the scope and adequacy of the Company's internal auditing program and reviewed internal audit staffing levels and actions taken to implement recommended improvements in internal controls.

        In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP that firm's independence from the Company.

        Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

Members of the Audit Committee

George H. Conrades
Ken Miller
Frederic V. Salerno, Chairman
William Schwartz
Ivan Seidenberg
Patty Stonesifer
Robert D. Walter

Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company's 2001 annual financial statements and fees billed for other services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2001:

Audit fees	$3,785,000

Financial information systems design and implementation fees	$—

All other fees:
Statutory and contractual audit services	$1,077,000
SEC reporting	263,000
Acquisition audit services	827,000
Tax services	2,533,000
Benefit plan services	3,214,000
Consulting services	5,454,000

Total all other fees	$13,368,000

        During the year ended December 31, 2001, PricewaterhouseCoopers LLP did not render any professional services to the Company relating to financial information systems design and implementation. All non-audit services were reviewed with the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

        The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 2001.

        All members of the Committee were non-employee directors. The Compensation Committee reviewed and approved the Company's executive compensation for any executive whose compensation was, or could be, subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and for any executive whose salary and target bonus compensation equaled or exceeded $1 million per annum. Independent compensation consultants have advised the Committee from time to time with respect to the Company's incentive compensation plans since 1987.

        The objectives of the executive compensation package for the Company's executive officers are to:

  •
  Set levels of annual salary and bonus compensation that will attract and retain superior executives in the highly competitive environment of global media companies;
  •
  Provide annual bonus compensation for executive officers that varies with the Company's financial performance and reflects the executive officer's individual contribution to that performance;
  •
  Provide long-term compensation that is tied to the Company's stock price so as to focus the attention of the executive officers on managing the Company from the perspective of an owner with an equity stake; and
  •
  Emphasize performance-based compensation, through annual bonus compensation and long-term compensation, over fixed compensation.

        The Committee evaluated the competitiveness of its executive compensation packages based on information from a variety of sources, including information supplied by consultants and information obtained from the media or from the Company's own experience. The Committee also focused on executive compensation offered by the members of the peer group included in the performance graph set forth on a subsequent page. At times, the Committee also evaluated compensation relative to a broader range of companies, whether or not included in such peer group, that have particular lines of business comparable to those of the Company.

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Code generally limits to $1 million the federal tax deductibility of compensation (including stock options) paid in one year to the Company's Chief Executive Officer and the other executive officers whose compensation is individually disclosed in the tables that appear on subsequent pages (the "named executive officers"). The tax deductibility of deferred compensation paid to an executive officer when he is no longer subject to Section 162(m) is not subject to the limitation. Performance-based compensation (including stock options) is also subject to an exception, provided such compensation meets certain requirements, including stockholder approval.

        Compensation for the Company's executive officers is comprised of base salary, annual bonus compensation, long-term compensation in the form of stock options and deferred compensation for any executive officer whose annual base salary exceeds $1 million. The annual bonus plan for most of the Company's executive officers (the "Senior Executive STIP") and the Company's stock option plans (the "LTMIP") were designed to comply with the Section 162(m) exception for performance-based compensation. The Senior Executive STIP provides objective performance-based annual bonuses, subject to a maximum limit of eight (8) times the executive's annual salary compensation, consisting of base salary plus any deferred compensation. Long-term compensation for the Company's executive officers has been provided through grants of LTMIP stock options. It is expected that long-term compensation for future years will continue to be provided through grants of LTMIP stock options. The stockholders of the Company have approved the Senior Executive STIP and the LTMIP.

Annual Salary Compensation

        Annual salary compensation levels for executive officers are designed to be consistent with competitive practice and level of responsibility. Annual salary compensation for 2001 consisted of base salary and, for the Chief Executive Officer and the Chief Operating Officer, deferred compensation.

Annual Bonus Compensation

        Annual bonus compensation for 2001 for the named executive officers was provided under the Senior Executive STIP. In accordance with the Senior Executive STIP and as permitted by Section 162(m) of the Code, the Committee established performance criteria and target awards for these executive officers. The performance criteria related to the attainment of a specified level of operating income for the Company as a whole. For this purpose, the Senior Executive STIP uses the EBITDA definition of revenues less operating expenses (other than depreciation, amortization and non-recurring charges) to define "operating income".

        The level of the Senior Executive STIP annual bonuses for 2001 for the Company's executive officers was based on the determination of the Committee that the performance criteria established for 2001 had been achieved. The Committee considered a number of factors, including the role played by the executive officers in achieving record operating results in an extraordinarily difficult environment, and awarded the annual bonuses set forth in the Summary Executive Compensation Table.

Long-Term Compensation

        The Committee believes that the use of equity-based long-term compensation plans appropriately links executive interests to enhancing stockholder value.

        Annual grants of LTMIP stock options for Class B Common Stock are generally awarded to the Company's executive officers (other than the Chief Executive Officer and the Chief Operating Officer) in January of each year. These stock options vest over a four year period and have a ten-year term from the date of grant. The exercise price of these stock options was set at the fair market value of the Class B Common Stock on the date of grant.

Chief Executive Officer's and Chief Operating Officer's Compensation

        The Company entered into employment agreements with Mr. Redstone to serve as its Chairman and Chief Executive Officer and with Mr. Karmazin to serve as its President and Chief Operating Officer after the CBS Merger. The terms of those agreements are described below under "Employment and Severance Agreements".

        Messrs. Redstone and Karmazin each received a grant of LTMIP options in May 2001 to purchase 750,000 shares of Class B Common Stock that vest in four equal annual installments. These stock options have a ten-year term from the date of grant. The exercise price of these stock options was set at the fair market value of the Class B Common Stock on the date of grant.

        The level of the Senior Executive STIP annual bonuses for 2001 for Messrs. Redstone and Karmazin was based on the determination of the Compensation Committee that the performance criteria established for 2001 had been achieved. The Committee considered a number of factors, including the role played by Messrs. Redstone and Karmazin in achieving record operating results in an extraordinarily difficult environment, and awarded the annual bonuses set forth in the Summary Executive Compensation Table.

Members of the Compensation Committee

William H. Gray III
Jan Leschly
Frederic V. Salerno
William Schwartz, Chairman
Ivan Seidenberg
Patty Stonesifer

Compensation Committee Interlocks and Insider Participation

        Messrs. Gray, Leschly, Salerno, Schwartz and Seidenberg and Ms. Stonesifer were members of the Compensation Committee for the entire 2001 calendar year.

        Mr. Schwartz is counsel to Cadwalader, Wickersham & Taft ("Cadwalader"). Cadwalader provided legal services to CBS Corporation on several litigation matters before the CBS Merger and has continued to provide those legal services after the CBS Merger. Mr. Schwartz has not performed any legal services with respect to those litigation matters and is not a member of the department or group within Cadwalader that provided those legal services.

Summary Executive Compensation Table

        The following table sets forth information concerning total compensation for the Chief Executive Officer and the four most highly compensated executive officers of the Company who served in such capacities during 2001 and for Mr. Reynolds for services rendered to the Company during each of the last three fiscal years.

		Annual Compensation(1)			Long-Term Compensation Awards
Name and Principal Position at End of 2001	Year	Salary	Bonus	Other Annual Compensation(2)	Securities Underlying Options	All Other Compensation(3)
Sumner M. Redstone Chairman and Chief Executive Officer	2001 2000 1999	$3,300,000 2,021,862 0	$12,000,000 15,000,000 0	$243,021 80,030 114,042	750,000 2,000,000 0	$57,500 33,014 0
Mel Karmazin President and Chief Operating Officer*	2001 2000	3,300,000 2,021,862	12,000,000 15,000,000	— —	750,000 2,000,000	88,972 50,112
Richard J. Bressler Senior Executive Vice President and Chief Financial Officer**	2001	767,694	5,000,000	—	1,000,000	18,972
Michael D. Fricklas Executive Vice President, General Counsel and Secretary	2001 2000 1999	848,750 747,115 600,000	800,000 1,000,000 750,000	— — —	75,000 100,000 110,000	18,750 18,750 18,750
William A. Roskin Senior Vice President, Human Resources and Administration	2001 2000 1999	848,750 747,115 599,231	750,000 900,000 650,000	— — —	75,000 100,000 110,000	18,750 18,750 18,750
Fredric G. Reynolds President, Viacom Television Stations Group***	2001 2000	933,333 562,308	1,750,000 2,750,000	— —	151,274 0	6,800 21,859,386	(4)

*
Mr. Karmazin became President and Chief Operating Officer of the Company on May 4, 2000.

**
Mr. Bressler joined the Company in March 2001 and became Senior Executive Vice President and Chief Financial Officer of the Company on May 1, 2001.

***
Mr. Reynolds served as Executive Vice President and Chief Financial Officer of the Company until May 1, 2001, and thereafter, as President of the Viacom Television Stations Group.

NOTES:

(1)
Mr. Redstone waived payment of compensation for his services as Chief Executive Officer during 1999 and the period from January 1, 2000 through the CBS Merger on May 4, 2000. Annual compensation for the named executives includes the following amounts of compensation deferred under the Company's 401(k) and Excess 401(k) Plans and for Messrs. Redstone and Karmazin pursuant to their employment agreements: for Mr. Redstone for 2001 in the amount of $2,300,000 and for 2000 in the amount of $1,360,323; for Mr. Karmazin for 2001 in the amount of $2,398,077 and for 2000 in the amount of $1,360,323; for Mr. Fricklas for 2001 in the amount of $268,000, for 2000 in the amount of $152,753 and for 1999 in the amount of $115,477; for Mr. Roskin for 2001 in the amount of $274,875, for 2000 in the amount of $209,567 and for 1999 in the amount of $157,385; and for Mr. Reynolds for 2001 in the amount of $10,200.

(2)
In accordance with the rules of the Commission, amounts totaling less than $50,000 have been omitted. Other Annual Compensation for Mr. Redstone includes amounts relating to non-business use of Company aircraft of $229,821 for 2001, $80,030 for 2000 and $114,042 for 1999.

(3)
The Company maintains a program of life and disability insurance which is generally available to all salaried employees on the same basis. In addition, during 2001, the Company maintained for Messrs. Karmazin and Bressler certain supplemental life insurance benefits. All Other Compensation includes premiums paid by the Company for this supplemental coverage for 2001 for each of Messrs. Karmazin and Bressler of $18,972; the Company's matching contributions under the Viacom 401(k) Plan for Mr. Fricklas of $4,250, for Mr. Roskin of $1,750 and for Mr. Reynolds of $6,800; credits for the Company's matching contributions under the Viacom Excess 401(k) Plan for 2001 for Mr. Karmazin of $12,500, for Mr. Fricklas of $14,500 and for Mr. Roskin of $17,000; and credits for the Company's matching contributions for compensation deferred pursuant to their employment agreements for 2001 for each of Messrs. Redstone and Karmazin of $57,500.

(4)
Mr. Reynolds received this payment after the CBS Merger upon exercise of stock appreciation rights granted in tandem with CBS stock options.

Option Grants in Fiscal 2001

        The following table sets forth certain information with respect to executive stock options to purchase shares of Class B Common Stock awarded during 2001 to the named executives. The table includes a column designated "Grant Date Present Value". The calculation in that column is based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. There is no way to anticipate what the actual growth rate of the Class B Common Stock will be.

	Individual Grants
Name	Number of Shares of Class B Common Stock Underlying Options	% of Total Options Granted to Employees in Fiscal 2001	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value(5)
Sumner M. Redstone	750,000(1)	3.38%	$57.01	5/23/11	$19,154,250
Mel Karmazin	750,000(1)	3.38%	57.01	5/23/11	19,154,250
Richard J. Bressler	1,000,000(2)	4.50%	40.00	3/22/11	17,747,000
Michael D. Fricklas	75,000(3)	(6)	55.20	1/31/11	1,798,725
William A. Roskin	75,000(3)	(6)	55.20	1/31/11	1,798,725
Fredric G. Reynolds	150,000(3)	(6)	55.20	1/31/11	3,597,450
	1,274(4)	(6)	43.17	4/01/11	24,431

NOTES:

(1)
These grants were awarded to Messrs. Redstone and Karmazin on May 23, 2001 and vest in one-quarter increments on May 23, 2002, May 23, 2003, May 23, 2004 and May 23, 2005.

(2)
This grant was awarded to Mr. Bressler when he joined the Company in March 2001 and vests in one-quarter increments on March 22, 2002, March 22, 2003, March 22, 2004 and March 22, 2005.

(3)
These grants were awarded to Messrs. Fricklas, Reynolds and Roskin on January 31, 2001 and vest in one-quarter increments on January 31, 2002, January 31, 2003, January 31, 2004 and January 31, 2005.

(4)
This grant was awarded to Mr. Reynolds on April 2, 2001 under the broad-based Fund the Future Program and is subject to a restriction on exercise until April 2, 2004.

(5)
Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The grant date values presented in the table were determined in part using the following assumptions. No adjustments were made for non-transferability or risk of forfeiture.

Expected volatility	33.74%
Risk-free rate of return	4.54%
Dividend yield	0.00%
Time of exercise	6.7 years

  The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

(6)
Less than 1%.

Aggregated Option Exercises in Fiscal 2001
and Value of Options at End of Fiscal 2001

        The following table sets forth as to the Chief Executive Officer and the named executive officers information with respect to option exercises during 2001 and the status of their options on December 31, 2001.

			Number of Shares of Class B Common Stock Underlying Unexercised Options as of December 31, 2001
	Number of Shares of Class B Common Stock Acquired on Exercise
					Value of Unexercised In-the-Money Options as of December 31, 2001
Name
		Value Realized	Exercisable	Nonexercisable	Exercisable	Nonexercisable
Sumner M. Redstone	0	$0	3,916,666	6,333,334	$83,300,000	$61,575,000
Mel Karmazin	0	0	5,668,630	2,744,866	142,088,915	11,742
Richard J. Bressler	0	0	0	1,000,000	0	4,150,000
Michael D. Fricklas	20,000	321,500	180,833	254,167	3,416,344	1,049,531
William A. Roskin (1)	31,000	1,092,092	323,833	254,167	6,940,231	1,049,531
Fredric G. Reynolds	0	0	275,500	262,316	3,288,810	12,028

NOTE:

(1)
Mr. Roskin exercised options during 2001 that were due to expire on August 1, 2001 and August 1, 2002.

Viacom Pension Plan Table

	YEARS OF SERVICE
Remuneration
	15	20	25	30
$150,000	$36,584	$48,779	$60,974	$73,168
300,000	75,959	101,279	126,599	151,918
450,000	115,334	153,779	192,224	230,668
600,000	154,709	206,279	257,849	309,418
750,000	194,084	258,779	323,474	388,168

        Under the terms of the Viacom Pension Plan and the Viacom Excess Pension Plan (collectively, the "Viacom Pension Plans") for certain higher compensated employees, an eligible employee will receive a benefit at retirement that is based upon the employee's number of years of benefit service and average annual compensation (salary and bonus) for the highest 60 consecutive months out of the final 120 months. Such compensation is limited to $750,000 per year or, for any executive employed by Viacom as of December 31, 1995, the executive's base salary as of December 31, 1995, if greater. The benefits under the Viacom Excess Pension Plan are not subject to the Internal Revenue Code provisions that limit the compensation used to determine benefits and the amount of annual benefits payable under the Viacom Pension Plan. The foregoing table illustrates, for representative average annual pensionable compensation and years of benefit service classifications, the annual retirement benefit payable to employees under the Viacom Pension Plans upon retirement in 2001 at age 65, based on the straight-life annuity form of benefit payment and not subject to deduction or offset.

        Mr. Karmazin has been credited with approximately two years of benefit service under the Viacom Pension Plans; however, the benefits will be calculated as though he had approximately 14 years of credited service in accordance with the terms of his employment agreement with the Company. The number of years of benefit service that have been credited for Messrs. Fricklas and Roskin are approximately 7.5 years and 14 years, respectively. Mr. Redstone does not participate in the Viacom Pension Plans.

        Mr. Karmazin has a vested benefit under an Infinity pension plan which was frozen in November 1987. He has not accrued any additional benefits under this plan since November 1987. As of December 31, 2001, the estimated monthly benefit amount payable to Mr. Karmazin upon retirement at normal retirement age under this frozen pension plan was $1,408.

        During the period from March 1, 1994 through December 31, 1997, Mr. Reynolds participated in the Westinghouse Pension Plan. Effective January 1, 1998, he became a participant in the Group W component of the CBS Combined Pension Plan. Effective April 1, 1999, the CBS Combined Pension Plan was amended and Mr. Reynolds became a participant in the cash balance component of the CBS Combined Pension Plan (the "CBS Cash Balance Plan"). The CBS Cash Balance Plan is non-contributory. All employer contributions are actuarially determined. The CBS Cash Balance Plan credits the active participant's hypothetical account annually with 2% of base/benefit pay (pay for this purpose is subject to a maximum of $550,000), an interest credit on the opening account balance (which is the converted accrued benefit from the prior component plan) and on the ongoing account (which is the annual credit to the account); and, in certain circumstances, a transition credit which is unique to each individual. Mr. Reynolds also has vested benefits under the Westinghouse Executive Pension Plan, which were frozen effective March 31, 1999. Mr. Reynolds has not accrued additional benefits under the Westinghouse Executive Pension Plan since March 31, 1999. As of December 31, 2001, the estimated monthly benefit amount payable to Mr. Reynolds upon retirement at normal retirement age under the Westinghouse Executive Pension Plan was $5,870.

Performance Graph

        The following graph compares the cumulative total stockholder return on the Class A Common Stock and the Class B Common Stock with the cumulative total return on the companies listed in the Standard & Poor's 500 Stock Index and a peer group of companies identified below. The total return data was obtained from Standard & Poor's Compustat Services, Inc.

        The performance graph assumes $100 invested on December 31, 1996 in each of the Class A Common Stock, the Class B Common Stock, the S&P 500 Index and the Peer Group, including reinvestment of dividends, through the fiscal year ended December 31, 2001.

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following performance graph and the Report of the Audit Committee and the Report of the Compensation Committee on Executive Compensation set forth above shall not be incorporated by reference into any such filings.

Total Cumulative Stockholder Return for
Five-Year Period Ending December 31, 2001

Dollars
400
350
300
250
200
150
100
50
Class A Common
Class B Common
S&P 500
Peer Group*
1996
1997
1998
1999
2000
2001

December 31,	1996	1997	1998	1999	2000	2001
Class A Common	100.00	118.48	213.22	350.36	272.46	256.52
Class B Common	100.00	118.82	212.19	346.59	268.10	253.19
S&P 500	100.00	133.40	171.52	207.61	188.72	166.28
Peer Group*	100.00	147.37	189.35	216.56	174.16	154.32

*
The Peer Group consists of the following companies: The Walt Disney Company; Gaylord Entertainment Co.; The News Corp. Ltd. (ADRs); AOL Time Warner Inc. (formerly Time Warner Inc.) and Tribune Company. BHC Communications, Inc., which was part of the Peer Group, has been deleted because it was acquired by News Corp. in April 2001 and, as a result, this security was no longer publicly traded on December 31, 2001.

Employment and Severance Agreements

        The Company entered into an employment agreement with Mr. Redstone to serve as its Chairman and Chief Executive Officer after the CBS Merger. Under that agreement, Mr. Redstone received a salary of $1 million per annum and annual bonus compensation, with an established target bonus of $5.5 million for calendar year 2001. The target bonus amount increases by 10% annually through 2003. Mr. Redstone also received deferred compensation of $2.3 million during calendar year 2001, thereafter to be increased annually by 10% of his salary and deferred compensation for the preceding year.

        The Company entered into an employment agreement with Mr. Karmazin to serve as its President and Chief Operating Officer after the CBS Merger until December 31, 2003. Under that agreement, Mr. Karmazin received a salary of $1 million per annum and annual bonus compensation, with an established target bonus of $5.5 million for calendar year 2001. The target bonus amount increases by 10% annually through 2003. Mr. Karmazin also received deferred compensation of $2.3 million during calendar year 2001, thereafter to be increased annually by 10% of his salary and deferred compensation for the preceding year. Mr. Karmazin will be provided with $5 million of life insurance during the employment term. In the event of the termination of Mr. Karmazin's employment without "cause" or voluntary termination for "good reason", as these terms are defined in his agreement, during the employment term, he will be entitled to receive salary, target bonus and deferred compensation for the balance of the employment term and his stock options (including options that would have vested during the employment term) shall remain exercisable for two years following the date of termination or, if later, until December 31, 2003 (but not beyond the expiration of such stock options).

        The Company entered into a five-year employment agreement with Mr. Bressler in March 2001 at a salary of $1 million per annum; the agreement provided that, effective May 1, 2001, he would become the Senior Executive Vice President and Chief Financial Officer of the Company. Mr. Bressler's target bonus is set at $2.5 million. Mr. Bressler will also earn deferred compensation for calendar year 2002 equal to 7.5% of his salary and thereafter equal to 7.5% of his salary and deferred compensation for the preceding year. Pursuant to his agreement, he received a grant of options to purchase 1 million shares of Class B Common Stock that vest in four equal annual installments. Mr. Bressler will be provided with $5 million of life insurance during the employment term. In the event of the termination of Mr. Bressler's employment without "cause" or voluntary termination for "good reason", as these terms are defined in his agreement, during the employment term, he will be entitled to receive salary, target bonus and deferred compensation for the balance of the employment term, subject to mitigation after the first eighteen months, and his stock options (including options that would have vested during the employment term) shall remain exercisable for one year following the date of termination (but not beyond the expiration of such stock options).

        Mr. Fricklas' employment agreement provides that he will be employed as Executive Vice President, General Counsel and Secretary of the Company until August 1, 2003, at a salary of $800,000 per annum, with $75,000 annual increases. Mr. Fricklas' target bonus is set at 60% of his base salary. In the event of the termination of Mr. Fricklas' employment without "cause" or voluntary termination for "good reason", as these terms are defined in his agreement, during the employment term, he will be entitled to receive salary and target bonus for the balance of the employment term, subject to mitigation after the first twelve months, and his stock options (including options that would have vested during the employment term) shall remain exercisable for six months following the date of termination (but not beyond the expiration of such stock options).

        Mr. Roskin's employment agreement provides that he will be employed as Senior Vice President, Human Resources and Administration of the Company until August 1, 2003, at a salary of $800,000 per annum, with $75,000 annual increases. Mr. Roskin's target bonus is set at 60% of his base salary. In the event of the termination of Mr. Roskin's employment without "cause" or voluntary termination for "good reason", as these terms are defined in his agreement, during the employment term, he will be entitled to receive salary and target bonus for the balance of the employment term, subject to mitigation after the first twelve months, and his stock options (including options that would have vested during the employment term) shall remain exercisable for six months following the date of termination (but not beyond the expiration of such stock options).

        Pursuant to a March 1999 agreement, in the event of the termination of Mr. Reynolds' employment without "cause" or voluntary termination for "good reason", as these terms are defined in the agreement, Mr. Reynolds will be entitled to receive separation pay in the amount of two times his base salary and annual incentive target award opportunity, and any unvested stock options granted to Mr. Reynolds before the CBS Merger will continue to vest and remain exercisable for two years following the date of termination (but not beyond the expiration of such stock options).

        Mr. Moonves' employment agreement provides that he will be employed as President and Chief Executive Officer of CBS, through July 16, 2004, and that he will receive a salary of $3 million per annum and a guaranteed annual bonus of $2.5 million per annum. In addition, Mr. Moonves is eligible to receive an annual incentive award of up to $2 million, based on the achievement of certain financial and other goals established by the Compensation Committee of the Board. He also receives a monthly payment of $1,500 to offset certain benefits from his former employer that he lost when he was retained by CBS Broadcasting in 1995. In the event of the termination of Mr. Moonves' employment other than for "cause" or for "good reason", as these terms are defined in his agreement, during the employment term, he will be entitled to receive salary and bonus payments for the balance of the employment term. In addition, any unvested stock options granted to Mr. Moonves before the CBS Merger will continue to vest in accordance with the terms of the stock option agreements under which they were granted and will remain exercisable for three years after the termination of his employment (but not beyond the expiration date of such stock options); any unvested portion of the options granted after the CBS Merger will vest and remain exercisable for three years after the termination of his employment.

        Mr. Dauman entered into an employment agreement during 1998 which provided that he would be employed as Deputy Chairman and Executive Vice President of the Company until December 31, 2003. Pursuant to an agreement entered into with the Company in 1999, Mr. Dauman resigned from the Company shortly before the CBS Merger. After his resignation, he received a one-time cash payment equal to the amount that would have been payable under his employment agreement through December 31, 2003, payouts of all deferred compensation and a transaction bonus. All equity-based compensation awards previously granted to Mr. Dauman vested on the effective date of his resignation and each stock option will continue to be exercisable in accordance with its terms until December 31, 2003, subject to his compliance with the provisions of his agreement. In addition, the Company provides Mr. Dauman with an office that is comparable in quality and size to the office the executive had prior to the termination of his employment at a location in midtown Manhattan, and a secretary until December 31, 2003, or until he obtains full time employment, if earlier. Mr. Dauman will continue to participate in all savings, retirement, welfare and fringe benefit plans of the Company, or will receive the cash equivalent of these benefits with an income tax gross up, through December 31, 2003, or, with respect to any welfare benefit, the date on which he becomes entitled to comparable benefits through a subsequent employer, if earlier. He also received all additional service credit necessary to provide him with 20 years of service under any Company plans for which that credit would entitle him to additional benefits. The agreement provides for a gross-up payment to be made to Mr. Dauman to eliminate the effects of any possible imposition under the Internal Revenue Code of the "golden parachute" excise tax on any payment or benefit he receives under his agreement or otherwise.

RELATED TRANSACTIONS

        George S. Abrams, a director of the Company and National Amusements, entered into an agreement with the Company in 1994 to provide legal and governmental consulting services for the Company. During the year ended December 31, 2001, the Company made payments to Mr. Abrams for such services in the aggregate amount of $120,000.

        Ken Miller, a director of the Company, was Vice Chairman of Credit Suisse First Boston Corporation ("Credit Suisse") until July 2001 and a Senior Advisor to Credit Suisse through December 2001. Credit Suisse performed investment and commercial banking services for the Company during the year ended December 31, 2001.

        National Amusements, the Company's major stockholder, licenses films in the ordinary course of its business for its motion picture theaters from all major studios including Paramount Pictures, a division of the Company. During the year ended December 31, 2001, National Amusements made payments to Paramount Pictures in the aggregate amount of approximately $18.2 million to license Paramount Pictures films. National Amusements licenses films from a number of unaffiliated companies and the Company believes that the terms of the licenses between National Amusements and Paramount Pictures were no less favorable to Paramount Pictures than licenses between unaffiliated companies and National Amusements were to such unaffiliated companies. The Company expects to continue to license Paramount Pictures films to National Amusements upon similar terms in the future.

        Mr. Redstone and National Amusements own an aggregate of approximately 29.9% of the common stock of Midway Games Inc. ("Midway"). During the year ended December 31, 2001, Blockbuster purchased approximately $3.8 million of home video games from Midway. The Company believes that the terms of these purchases were no less favorable to the Company than it would have obtained from parties in which there was no such ownership interest. The Company expects to purchase video games from Midway in the future.

        National Amusements and AMC Entertainment, Inc., which operate movie theatre chains, entered into a joint venture agreement on February 29, 2000 with Hollywood Media Corp. (formerly Hollywood.com) to form MovieTickets.com, Inc. ("MovieTickets"). National Amusements owns approximately 26.4% of MovieTickets. Shari Redstone, a director of the Company, is an executive officer and director of National Amusements and Chairman and Chief Operating Officer of MovieTickets. The joint venture entered into an agreement in principle during 2000 for the Company to acquire a 5% interest for $25 million of advertising over five years. The acquisition closed in March 2001. Famous Players, the Company's Canadian theatre chain, also has a 5% interest in MovieTickets. The Company believes that the terms of its agreement with MovieTickets are no less favorable to the Company than it would have obtained from parties in which there was no such ownership interest.

        In November 1995, the Company entered into an agreement with Gabelli Asset Management Company ("GAMCO") providing that GAMCO would manage certain assets in the Viacom Pension Plan. For the year ended December 31, 2001, the Company paid GAMCO approximately $389,000 for such investment management services. GAMCO is expected to continue to provide such investment management services in the future. The Company entered into the arrangement with GAMCO prior to GAMCO's disclosure of its interest in the Company. The Company believes that the terms of the agreement with GAMCO are no less favorable to the Company than it could have obtained from an unaffiliated party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission and the NYSE. Executive officers, directors and greater than 10% stockholders are required by the Exchange Act to furnish the Company with copies of all Section 16(a) forms they file. Based upon the Company's compliance program, a review of the copies of forms furnished to the Company and written representations, the Company believes that during 2001, its executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        The Board of Directors recommends that the stockholders ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for fiscal 2002.

        Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they so desire. They will also be available to respond to questions at the Annual Meeting.

        In connection with the audit function for 2001, PricewaterhouseCoopers LLP also reviewed the Company's Annual Report on Form 10-K and its filings with the Commission and provided certain other accounting, tax and consulting services.

ELECTRONIC DELIVERY

        In an effort to reduce paper mailed to stockholders' homes and to help lower printing and postage costs, stockholders can now view Proxy Statements, Annual Reports and related materials online. With a stockholder's consent, the Company will cease sending paper copies of these documents by mail. If you are interested in participating in this electronic delivery program, you should visit www.icsdelivery.com/viacom or select the Electronic Delivery of Stockholder Materials link on the Investor Relations section of the Company's web site www.viacom.com.

OTHER MATTERS

        As of the date of this Proxy Statement, Management does not intend to present and has not been informed that any other person intends to present any matter for action not specified in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the holders of the Proxies will act in respect thereof in accordance with their best judgment.

        In order for proposals by stockholders to be considered for inclusion in the Proxy and Proxy Statement relating to the 2003 Annual Meeting of Stockholders, such proposals must be received at the principal executive offices of the Company on or before December 16, 2002 and should be submitted to the attention of Michael D. Fricklas, Secretary.

By Order of the Board of Directors,

MICHAEL D. FRICKLAS Secretary

        THE COMPANY HAS SENT A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, TO EACH OF ITS STOCKHOLDERS OF RECORD ON APRIL 1, 2002 AND EACH BENEFICIAL STOCKHOLDER ON THAT DATE. IF YOU HAVE NOT RECEIVED YOUR COPY, THE COMPANY WILL PROVIDE A COPY WITHOUT CHARGE (A REASONABLE FEE WILL BE CHARGED FOR EXHIBITS), UPON RECEIPT OF WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY'S OFFICES, ATTENTION SECRETARY.

VIACOM INC.
1515 Broadway
New York, New York 10036

Annual Meeting Proxy Card

P R O X Y	The undersigned hereby appoints SUMNER M. REDSTONE, MEL KARMAZIN and MICHAEL D. FRICKLAS, and each of them, as proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of Class A Common Stock of Viacom Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Equitable Center, 787 Seventh Avenue (at 51st Street), New York, New York at 10:00 a.m. on Wednesday, May 22, 2002, and at any adjournments or postponements thereof, upon the matters set forth on the reverse side as more fully described in the Notice of 2002 Annual Meeting and Proxy Statement.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VIACOM INC. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.
You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.

The proxies are directed to vote as specified on the reverse side hereof and in their discretion on all other matters. The Board of Directors has proposed and recommends a vote FOR Proposals (1) and (2). Unless otherwise specified, the vote represented by this proxy will be cast FOR Proposals (1) and (2).

Attention participants in 401(k) plans: If you hold shares of Viacom Inc. Class A Common Stock through the Viacom Inc. or Blockbuster Inc. 401(k) plan, you should complete and return this proxy to instruct the Trustee of the respective plan how to vote your shares. Any shares of Viacom Inc. Class A Common Stock held in the Viacom Inc. or Blockbuster Inc. 401(k) plan for which the Trustees do not receive timely voting instructions will be voted by the Trustees in the same proportion as shares held in the respective plan that have been voted.
Viacom Inc.
(Continued, and to be signed and dated on the reverse side.)	c/o ADP 51 Mercedes Way Edgewood, NY 11717

VIACOM INC. 1515 BROADWAY NEW YORK, NEW YORK 10036	VOTE BY INTERNET-www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Standard Time on May 21, 2002. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE-1-800-690-6903
If you live in the United States or Canada, use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Standard Time on May 21, 2002. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the recorded instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the enclosed postage prepaid envelope.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.
DETACH PROXY HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET AND MARK BELOW IN BLUE OR BLACK INK AS FOLLOWS:	VIACOM

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VIACOM INC.
1.	Election of Directors

	Nominees: 01) George S. Abrams, 02) David R. Andelman, 03) George H. Conrades, 04) Philippe P. Dauman, 05) William H. Gray III, 06) Mel Karmazin, 07) Jan Leschly, 08) David T. McLaughlin, 09) Ken Miller, 10) Leslie Moonves, 11) Brent D. Redstone, 12) Shari Redstone, 13) Sumner M. Redstone, 14) Frederic V. Salerno, 15) William Schwartz, 16) Ivan Seidenberg, 17) Patty Stonesifer, 18) Robert D. Walter	For All / /	Withhold All / /	For All Except / /	To withhold authority to vote for any individual nominees, mark "For All Except" and write the nominee's number on the line below.
2.	Ratification of appointment of PricewaterhouseCoopers LLP to serve as independent accountants for Viacom Inc. for fiscal 2002.	For	Against	Abstain
		/ /	/ /	/ /
Please sign exactly as your name(s) appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE CHECKTHIS BOX AND AN ADMISSION TICKET WILL BE SENT TO YOU.	/ /
Change of Address and/or Comments Mark Here and note to the right.	/ /
Please sign, date and return this proxy in the enclosed postage prepaid envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Viacom Inc.
1515 Broadway
New York, NY 10036-5794
212 258 6000

April 15, 2002

        Dear Fellow Stockholder,

We are extraordinarily pleased to report on the achievements of 2001, a year that tested us all and revealed the resilience and dedication of our superb management team and employees, as well as the vibrancy of our world-class brands and assets. Despite the most difficult economy in a decade, Viacom was able to achieve record results—taking market share and outperforming in virtually every market in which we operate.

But what makes us even prouder is how Viacom and its employees responded to the tragic events of September 11—helping raise money for the victims and producing programming that sought to shed light and understanding in a time of great tragedy and confusion. Nickelodeon's Nick News special on the war in Afghanistan, the CBS Sunday Movie 9-11 by the French filmmakers Jules and Gedeon Naudet, and the VH1 Concert for New York City, which raised $38 million, are but a few examples. Every one of our divisions did its part. It is in times like these that we commit ourselves anew to the important role we play in society—through the quality of the content we create, through support of worthy causes, through efforts to promote diversity, and through continued commitment to independence and excellence in news programming and serving local communities. If it is true that the best measure of a company is taken when times are tough, Viacom distinguished itself on all fronts in 2001.

On a reported basis, Viacom's full year 2001 revenues increased 16% to $23.22 billion and EBITDA (earnings before interest, taxes, depreciation, and amortization) jumped 28% to $4.55 billion. Free cash flow grew 80% to $3.0 billion. We believe free cash flow is one of the most important benchmarks because it is what creates true shareholder wealth. Viacom's significant free cash gives the Company tremendous flexibility to make cash flow accretive acquisitions, to pay down debt, and to buy back stock.

In 2001, we added Black Entertainment Television to our stable of powerful cable brands, and we brought Infinity fully into the Viacom family by acquiring the shares we did not already own. We bought back over $1 billion worth of our stock. And we continued to unfold the promise of our merger with CBS, integrating a number of our operations, including the CBS and UPN networks. Viacom Plus, our integrated sales and marketing unit, signed Procter & Gamble to the biggest ever cross-platform advertising deal—a landmark agreement that brought in hundreds of millions of dollars and highlighted the compelling mix of our assets.

Every division of the Company had noteworthy accomplishments during 2001.

CBS ended the year as the No. 1 network—and won all three sweeps in 2001—powered by gutsy scheduling decisions, great new series like The Guardian and The Amazing Race franchise, and the continued incursion of the Survivor-CSI combo on Thursday nights. When news became a focal point for our nation and the world, CBS News demonstrated why it is the most venerable news organization—a reputation that won it multiple Peabody and Emmy Awards last year. At CBS Sports, N.F.L., U.S. Open Tennis, NCAA, and PGA Tour coverage continued a long-running tradition of bringing the best in sports programming to viewers everywhere.

UPN enjoyed dramatic ratings increases this season with programming investments such as Buffy the Vampire Slayer and Enterprise, the latest installment in the Star Trek franchise, which paid off in double-digit ratings growth across all key demographics on four of five nights.

The Viacom TV Stations Group created its seventh duopoly last year, expanding its reach in San Francisco, and in 2002 will add an eighth duopoly with its pending acquisition of KCAL in L.A. Currently, our 34 owned-and-operated stations are in 13 of the top 15 markets and our duopolies are in five of the top 10 markets. The group also invested in marquee programming, buying the broadcast rights to Who Wants To Be a Millionaire, Weakest Link, and select New York Yankees baseball games.

MTV Networks continued to excel, with MTV: Music Television ending 2001 as the No. 1 cable network in the U.S. for 12- to 24-year-olds for 19 consecutive quarters. MTV also was singled out by Interbrand as the No. 1 media brand on the planet for the second year running. Its theatrical film Save the Last Dance, a MTV-Paramount collaboration, was a big hit, grossing more than $115 million in ticket sales.

Nickelodeon remained No. 1 in the U.S. in all of basic cable in households and in children 2-11 for its sixth straight year. It was Nick's most-watched year ever, with Spongebob Squarepants the latest phenomenon for both kids and adults. Its big-screen Jimmy Neutron: Boy Genius, co-produced with Paramount, has grossed almost $90 million and is soon to be a TV series.

VH1 furthered its reputation as an unrivaled music brand, particularly with 18-49s. Its first Hollywood motion picture, Zoolander, has achieved nearly $60 million in ticket sales to date.

TNN was the turnaround story of 2001, and made it into the top 10 in primetime in its target demo of 18- to 49-year-olds. Transformed from a rural southern network, the new TNN: The National Network boasts hit shows like WWF and Star Trek: The Next Generation, movies like The Godfather, and great original fare. It realized a stunning 18-year drop in its median age—from 55 to 37—and has terrific growth potential.

CMT gained buzz and added 11 million subscribers to 57 million homes, and TV Land thrived creatively; its growth to 68 million subscribers allowed it to become an important revenue generator as well.

Our emerging networks, including MTV2, currently in 37 million households, and MTV Networks' Suite of digital music and kids services, which grew to 13 in February 2002, continue to blaze the digital trail and no doubt will be at the forefront of the industry's broadband future.

MTV Networks International continued its aggressive march, launching 23 channels, services, and Web sites in 2001. MTV is the world's largest television network by far—reaching 382 million homes in 165 countries and territories for a potential reach with sister networks Nickelodeon and VH1 of 1 billion people. It expanded into Japan, Korea, and the Philippines, and, early this year, launched 24-hour services in Indonesia and Thailand. Nickelodeon, with a reach of 300 million homes, moved into China, Singapore, Cyprus, and Greece. VH1 made its Asian debut last year in Singapore.

Overall, our international channels achieved record ratings, won numerous awards, and launched breakthrough convergent programming for cell phones, broadband PC, and other new formats.

BET had the best year in its twenty-year history with terrific new primetime shows and beefed-up news programming (produced in partnership with CBS News). BET increased CPM levels in 2001 and expanded its distribution to more than 71 million households—a 12% increase over 2000. BET will launch a suite of digital networks in 2002.

Showtime continued to be powered by its lineup of compelling and diverse programming, such acclaimed original series as Soul Food, Queer as Folk, and Resurrection Blvd. The networks added nearly 3 million subscribers (both cable and DBS) for a total of 31.3 million homes, a 10% increase. Showtime also expanded its digital offerings with the launch of three multiplex channels: Showtime Next, Showtime Women, and Showtime FamilyZone. Showtime also launched Showtime Turkey, reaching over 65 million people.

The Paramount Television Group, CBS Productions, and King World Productions offered a combined total of more than 75 hours of original broadcast and cable television programming per week. Besides our unmatched production of primetime fare, with such shows as Becker, C.S.I., Frasier, and The Guardian, we were unrivaled in production of hit first-run and off-network syndication. In 2001, Viacom typically claimed three of the top five shows in first-run syndication and had 15 shows in their initial run in off-network syndication. Everybody Loves Raymond was the hottest U.S. sitcom to premiere in syndication in three years, and became the No. 3 off-network sitcom. We're very excited about a new first-run offering this fall: Dr. Phil, hosted by popular psychologist Dr. Phil McGraw, an Oprah regular.

Infinity became a fully integrated division of Viacom in 2001, and tenaciously outperformed its competition despite the historic challenges of the radio marketplace. Infinity entered 2002    well positioned for a rebound with stations in the biggest and best markets. More than 90% of its 180+ stations are in the top 50 markets; its stations are ranked first or second in 29 markets. In 25 of the top 50 markets, Infinity has over 25% of market revenues.

The Viacom Outdoor Group made its debut in 2001, created from the merger of Infinity Outdoor and TDI. This combination produced an unparalleled outdoor powerhouse with significant properties in all of the top 50 markets in the U.S. and European operations in Great Britain, France, Italy, the Netherlands, Ireland, Spain, and Finland. Viacom Outdoor also has a presence in each of the top 45 metro markets in Mexico and 14 of the 15 largest in Canada.

Paramount Pictures had one of its best years ever in 2001, second only to the year it cashed in with Titanic. The studio scored with a solid slate of box-office successes, such as Save the Last Dance, Down to Earth, Along Came a Spider, The Score, Lara Croft: Tomb Raider, Vanilla Sky, and Jimmy Neutron: Boy Genius, and continued its reign as the most profitable studio in Hollywood. Paramount also continued to exploit its rich library by releasing on DVD over 1 million units each of Forrest Gump and The Godfather Trilogy. The studio also formed a partnership called Movie Link to explore the potential of VOD. We're excited about Paramount's 2002 slate, which kicked off with Mel Gibson's We Were Soldiers, Britney Spears' Crossroads from MTV Films, and Nickelodeon Movies' action adventure Clockstoppers, which recently debuted with a global promotion across 13 Viacom cable networks, seven Web sites, and 180 Infinity radio stations. We're also looking forward to K19 with Harrison Ford, Star Trek: Nemesis, Tom Clancy's Sum of All Fears, and animated Nickelodeon films The Wild Thornberrys and Hey Arnold!

Blockbuster ended the year commanding almost 40% of the U.S. video rental market and is by far the leader in fast-growing DVD rentals. The high-margin DVD format now accounts for almost 20% of rental revenue, up from 7% in 2000, and we expect this trend to continue. Blockbuster is also benefiting from a resurgence in game rentals, as well as its efforts to exploit store traffic through sales of such products as DirecTV satellite dishes and consumer electronics devices such as DVD players. Blockbuster grew internationally, with Canada, Ireland, the U.K., and Mexico turning in near double-digit comp revenues last year. Blockbuster has nearly 8,000 stores worldwide.

Paramount Parks continued a strong and steady performance last year, with nearly 12 million visitors to its five regional theme parks and Star Trek: The Experience destination in Las Vegas.

Simon & Schuster added yet more hardware to its trophy case, including two National Book Awards, two Caldecott Honors, and 98 New York Times Bestsellers, 14 of which hit No. 1.

The lesson of 2001 is clear: If Viacom can prosper in the most adverse of economies, what new heights can we achieve in an upturn? With our successful combination of day-to-day focus and long-term vision, along with the significant investments that we continue to make in new programming and platforms, Viacom is extremely well positioned to flourish as the economy, and the advertising market, rebound.

We're not alone in our enthusiasm. Goldman Sachs' guru Abby Joseph Cohen, in the year-end Barron's roundtable, put Viacom on her short list of six picks—the only company in our industry she singled out. Money Magazine, too, named Viacom as one of eight top stocks for 2002 across all sectors. It cited our brands and programming, the diversity of our media properties, our cash flow generating ability, and our financial discipline—all of which are hallmarks of a company that is managed with an intense focus on creating shareholder wealth. Viacom is managed by shareholders for shareholders. We take great pride in that, and you can rest assured that your interests are always top of mind.

We'd like to thank our incomparable management team and employees worldwide for making 2001 a record year—in the toughest market in a decade. And we'd like to thank you for your continuing investment and support. We look forward to another record-setting performance in 2002, and beyond.

Sincerely,

Sumner M. Redstone Chairman of the Board and Chief Executive Officer	Mel Karmazin President and Chief Operating Officer

P.S. If you hold Viacom Common Stock (either Class A or Class B) in your own name, through a broker or through an employee 401(K) plan, we invite you to enroll for electronic delivery of Viacom's Annual Report and proxy materials at the Investor Relations page of www.viacom.com or directly at www.icsdelivery.com/viacom. Electronic delivery of these materials is not only quicker, but it also saves the Company money and helps the environment by reducing the use of paper.

QuickLinks

ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
Board Committees
DIRECTORS' COMPENSATION
AUDIT COMMITTEE
EXECUTIVE COMPENSATION
Compensation Committee Interlocks and Insider Participation
Summary Executive Compensation Table
Option Grants in Fiscal 2001
Aggregated Option Exercises in Fiscal 2001 and Value of Options at End of Fiscal 2001
Viacom Pension Plan Table
Performance Graph
Total Cumulative Stockholder Return for Five-Year Period Ending December 31, 2001
Employment and Severance Agreements
RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
ELECTRONIC DELIVERY
OTHER MATTERS
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